EXHIBIT 99.1
ChromaDex Corporation Reports Fourth Quarter and Fiscal Year 2024 Results
Full year net sales of $99.6 million, up 19% from the prior year, gross margin of 61.8%, net income of $8.6 million, Adjusted EBITDA of $8.5 million, and $12.1 million in operating cash flows. Ended the year with $44.7 million in cash and no debt. Fourth quarter net sales of $29.1 million, up 37% from the prior year, gross margin of 62.5%, and net income of $7.2 million.
LOS ANGELES, CA - March 4, 2025 - ChromaDex Corp. (NASDAQ:CDXC) today announced fourth quarter and fiscal year 2024 financial results.

Fourth Quarter 2024
•Total net sales of $29.1 million, with $22.7 million from Tru Niagen®, up 37% and 29%, respectively, from the prior year quarter.
•Posted strong gross margin of 62.5%, up 150 basis points from 61.0% in the prior year quarter.
•General and administrative expense decreased $4.4 million, which includes a $3.5 million reversal of previously accrued royalties and license maintenance fees and a $1.3 million recovery of credit losses related to the legal settlement with Elysium Health, LLC.
•Delivered record net income of $7.2 million, a $7.1 million improvement from $0.1 million in the prior year quarter.
•Basic and diluted earnings per share was $0.09, a significant improvement from approximately break-even earnings per share in the prior year quarter for each.
•Adjusted EBITDA, a non-GAAP measure, was $3.4 million, a $2.1 million improvement from the prior year quarter.

Full Year 2024 and Highlights
•Delivered on latest financial outlook, exceeding targets across all key performance metrics, reinforcing our strong execution and commitment to driving shareholder value by focusing on both top and bottom-line growth.
•Total net sales of $99.6 million, up 19%, with $76.8 million from Tru Niagen® and $19.2 million from Niagen ingredients, up 10% and 82%, respectively, year-over-year.
•Gross margin of 61.8%, an improvement of 100 basis points from 60.8% in the prior year.
•Selling and marketing expense as a percentage of net sales improved 200 basis points year-over-year.
•General and administrative expense decreased $6.6 million year-over-year, which includes a $3.5 million reversal of previously accrued royalties and license maintenance fees and a $1.3 million recovery of credit losses related to the legal settlement with Elysium Health, LLC.
•Achieved net income of $8.6 million, an improvement of $13.5 million, from a net loss of $4.9 million in the prior year.
•Basic and diluted earnings per share was $0.11, significantly improving from $0.07 loss per share in the prior year for each.
•Adjusted EBITDA, a non-GAAP measure, was $8.5 million, a $6.6 million improvement year-over-year.
•Positive operating cash flows of $12.1 million, ending the year with $44.7 million in cash and no debt.
•In 2024, ChromaDex launched Niagen Plus, a product line featuring pharmaceutical-grade Niagen®. These Niagen Plus products, including Niagen IV and injectables, are compounded and distributed by U.S. FDA-registered 503B outsourcing facilities and are available exclusively by prescription at participating wellness clinics. As of today, Niagen Plus products are available at over 475 leading wellness clinics in the U.S.
•In 2024, ChromaDex achieved key regulatory milestones, receiving Orphan Drug and Rare Pediatric Disease Designations from the U.S. FDA for NR. The Company is actively engaged with the FDA to address regulatory considerations and advance its Investigational New Drug (IND) application for the treatment of Ataxia Telangiectasia (AT), a rare and progressive childhood disorder impacting neurological and immune function.

“ChromaDex proudly delivered a record breaking $29.1 million in net sales for the fourth quarter of 2024, up 37% from the prior year quarter, with $7.2 million in net income. This contributed to full year net sales of $99.6 million, a 19% increase year-over-year, along with $8.6 million in net income and $12.1 million in operating cash flow,” said Rob Fried, ChromaDex Chief Executive Officer. “With $44.7 million in cash and no debt, we believe we are in a strong position to navigate challenges, seize opportunities, and drive continued success in 2025 and beyond.”

Results of operations for the three months ended December 31, 2024 compared to the prior year quarter
Net Sales for ChromaDex increased 37%, or $7.9 million, to $29.1 million. Net sales growth was primarily driven by a $5.0 million increase in Tru Niagen® sales (primarily from e-commerce) and $2.9 million higher ingredient sales (primarily from food-grade Niagen).
Gross Margin improved 150 basis points to 62.5% primarily due to changes in product and business mix and improvements in labor and overhead utilization rates with higher sales.
Operating Expense decreased 15%, or $2.0 million, to $11.1 million.
•General and administrative (G&A) expense decreased by $4.4 million, driven by lower royalty expenses, including a $3.5 million reversal of previously accrued royalties and license maintenance fees, and lower credit loss expense, including a $1.3 million recovery of credit losses related to a legal settlement.
•These decreases were offset by increases in selling and marketing (S&M) expense and research and development (R&D) expense of $2.2 million and $0.2 million, respectively.
Net Income was $7.2 million compared to $0.1 million for the fourth quarter of 2023.
Earnings Per Share for basic and diluted was $0.09, compared to approximately break-even for both metrics in the prior year quarter.
Adjusted EBITDA, a non-GAAP measure, was $3.4 million, an increase of $2.1 million from $1.2 million for the fourth quarter of 2023. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

 Results of operations for the year ended December 31, 2024 compared to the prior year
Net Sales for ChromaDex increased 19%, or $16.0 million, to $99.6 million. Net sales growth was largely driven by $7.2 million in higher sales of Tru Niagen® (primarily from e-commerce) and $8.7 million higher ingredient sales (primarily from food-grade Niagen).
Gross Margin improved 100 basis points to 61.8% due to improvements in labor and overhead utilization rates with higher sales.
Operating Expense decreased 4%, or $2.5 million, to $53.9 million.
•G&A expense decreased $6.6 million, driven by lower royalty expenses, including a $3.5 million reversal of previously accrued royalties and license maintenance fees, lower credit loss expense, including a $1.3 million recovery of credit losses related to a legal settlement, and lower executive and administrative wages.
•These decreases were offset by increases in S&M expense of $3.0 million and R&D expense of $1.1 million.
Net Income was $8.6 million compared to a net loss of $4.9 million for fiscal year 2023.
Earnings Per Share for basic and diluted was $0.11, compared to a $0.07 loss per share for both metrics in the prior year.
Adjusted EBITDA, a non-GAAP measure, was $8.5 million, an increase of $6.6 million, compared $1.9 million for fiscal year 2023. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.
Cash Flow from Operating Activities had a net cash inflow of $12.1 million compared to $7.1 million for fiscal year 2023 largely due to improvements in net income largely offset by non-cash items and changes in working capital.
Cash and cash equivalents totaled $44.7 million at December 31, 2024 compared to $27.3 million at December 31, 2023.

2025 Outlook
For the full year 2025, the Company expects to build on the momentum established in 2024, projecting approximately 18% year-over-year revenue growth. This outlook reflects anticipated continued expansion of the Company's e-commerce business, growth through established partnerships, and increased revenue from the pharmaceutical-grade Niagen® ingredient business. Gross margin is expected to improve slightly year-over-year, driven by ongoing supply chain optimization efforts, cost savings initiatives, and overall business scale. Selling and marketing expenses are projected to increase in absolute dollars but remain stable as a percentage of net sales, as the Company continues to make strategic investments to enhance brand awareness and support its various business channels while maintaining efficiency. The Company also remains committed to maintaining a steady investment in research and development throughout 2025 to drive future innovation. General and administrative expenses are expected to increase by approximately $5.0 to $6.0 million, primarily due to investments in business growth and the absence of a $3.5 million royalty expense reversal that occurred in 2024.

Investor Conference Call
A live webcast will be held Tuesday, March 4, 2025 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s fourth quarter and fiscal year 2024 financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investor Relations section of ChromaDex’s website at www.ChromaDex.com. The toll-free dial-in information for this call is 1-888-596-4144 with Conference ID: 8584242.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on March 4, 2025 to 11:59 p.m. Eastern time on March 13, 2025. The replay of the call can also be accessed by dialing 1-800-770-2030, using the Replay ID: 8584242.
Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, statements related to the Company’s 2025 financial outlook including but not limited to revenue growth, gross margin, expenses, investment plans, and the statements regarding Niagen Plus.
Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain and grow sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; including unanticipated developments in and risks related to the Company’s ability to secure adequate quantities of pharmaceutical-grade Niagen in a timely manner; the Company’s ability to obtain appropriate contracts and arrangements with U.S. FDA-registered 503B outsourcing facilities required to compound and distribute pharmaceutical-grade Niagen to clinics; the Company’s ability to remain on the U.S. FDA Bulk Drug Substances Nominated for Use in Compounding Under Section 503B of the Federal Food, Drug, and Cosmetic Act Category 1 list; the Company’s ability to maintain and enforce the Company’s existing intellectual property and obtain new patents; whether the potential benefits of NRC can be further supported; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside chloride (“NRC” commonly referred to as “NR”), commercialized as the flagship ingredient Niagen®, available in both food and pharmaceutical grades. Nicotinamide riboside chloride and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole or principal dietary ingredient in its consumer product line Tru Niagen® available at www.TruNiagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies, including food-grade Niagen® and pharmaceutical-grade Niagen®, and supplies these ingredients as raw materials to the manufacturers of consumer products and U.S. FDA-registered 503B outsourcing facilities, respectively. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on X (formerly Twitter) @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.ChromaDex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
Ben Shamsian
Lytham Partners
+1 (646) 829-9701
Shamsian@LythamPartners.com

Media Relations
Kendall Knysch
Director of Media Relations
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@ChromaDex.com

ChromaDex Corporation and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
(In thousands, except per share data)
Sales, net	$29,125	$21,196	$99,597	$83,570
Cost of sales	10,928	8,259	38,011	32,790
Gross profit	18,197	12,937	61,586	50,780
Operating expenses:
Sales and marketing	8,716	6,520	29,469	26,438
Research and development	1,315	1,159	6,016	4,958
General and administrative	1,055	5,426	18,375	24,983
Total operating expenses	11,086	13,105	53,860	56,379
Operating income (loss)	7,111	(168)	7,726	(5,599)

Interest income, net	373	282	1,129	661

Income before provision for income taxes	$7,484	$114	$8,855	$(4,938)
Provision for income taxes	$305	$—	$305	$—
Net income (loss)	$7,179	$114	$8,550	$(4,938)

Net income (loss) per share attributable to common stockholders:
Basic	$0.09	$—	$0.11	$(0.07)
Diluted	$0.09	$—	$0.11	$(0.07)

Weighted average common shares outstanding:
Basic	76,945	75,135	75,929	74,985
Diluted	81,681	75,122	78,125	74,985

ChromaDex Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,
(In thousands except par values, unless otherwise indicated)	2024	2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$44,660	$27,325
Trade receivables, net of allowances of $95 and $68, respectively; including receivables from Related Party of zero and $2.8 million, respectively.	7,768	5,234
Inventories	9,192	14,525
Prepaid expenses and other assets	2,482	2,450
Total current assets	64,102	49,534

Leasehold improvements and equipment, net	1,719	2,137
Intangible assets, net	359	510
Right-of-use assets	1,730	2,400
Other long-term assets	368	383
Total assets	$68,278	$54,964

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,526	$10,232
Accrued expenses	7,817	9,493
Current maturities of operating lease obligations	982	691
Current maturities of finance lease obligations	12	11
Customer deposits	611	195
Total current liabilities	17,948	20,622
Deferred revenue	2,579	3,311
Operating lease obligations, less current maturities	1,657	2,563
Finance lease obligations, less current maturities	—	12
Total stockholders’ equity	46,094	28,456
Total liabilities and stockholders’ equity	$68,278	$54,964

ChromaDex Corporation and Subsidiaries
Consolidated Statements of Cash Flows

The following table presents selected data from our consolidated statements of cash flows for the years presented:

	Year Ended December 31,
(In thousands)	2024	2023
Net cash provided by / (used in):
Operating activities	$12,109	$7,117
Investing activities	(143)	(143)
Financing activities	5,369	(90)
Net increase (decrease) in cash and cash equivalents	17,335	6,884
Cash and cash equivalents beginning of year	27,325	20,441
Cash and cash equivalents at end of year	$44,660	$27,325

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Full Year 2024
(In thousands)	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Net income (loss), as reported	$(492)	$(15)	$1,878	$7,179	$8,550
Adjustments:
Interest income, net	(239)	(241)	(276)	(373)	(1,129)
Provision for income taxes	—	—	—	305	305
Depreciation	178	170	164	151	663
Amortization of intangibles	38	37	38	38	151
Noncash lease expense	174	163	164	169	670
Share-based compensation	984	1,185	735	752	3,656
Severance and restructuring	27	276	185	(4)	484
Reversal of previously accrued royalties and license maintenance fees (1)	—	—	—	(3,521)	(3,521)
Recovery of credit losses related to legal settlement (2)	—	—	—	(1,325)	(1,325)
Adjusted EBITDA	$670	$1,575	$2,888	$3,371	$8,504
(1) The reversal previously accrued royalties and license maintenance fees is related to a supplemental agreement with Dartmouth, which waived certain obligations under the exclusive license agreements.
(2) The recovery of credit losses relates to the legal settlement with Elysium Health, LLC in 2024, reversing a bad debt write-off from 2019.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Full Year 2023
(In thousands)	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Net income (loss), as reported	$(1,902)	$(2,191)	$(959)	$114	$(4,938)
Adjustments:
Interest income, net	(66)	(125)	(188)	(282)	(661)
Depreciation	228	232	233	177	870
Amortization of intangibles	41	39	39	39	158
Noncash lease expense	171	173	176	157	677
Share-based compensation	1,273	1,324	1,117	1,037	4,751
Severance and restructuring	186	766	86	5	1,043
Adjusted EBITDA	$(69)	$218	$504	$1,247	$1,900

Non-GAAP Financial Information:

To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. ChromaDex believes the presentation of such non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) provision for income taxes, (c) depreciation, (d) amortization, (e) non-cash share-based compensation costs, (f) severance and restructuring expense and (g) other infrequent items, including the reversal of previously accrued royalties and license maintenance fees, and the recovery of previously recognized credit losses from a legal settlement. While ChromaDex believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.